Exhibit 99.1

Editorial Contact:	Investor Contact:

Dave Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6168

SECURE COMPUTING ANNOUNCES OTHER CORPORATE MATTERS

SAN JOSE, Calif., December 13, 2004 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced that Timothy McGurran has resigned as a director of the Company and has been removed as an officer of the Company effective immediately. John McNulty, Chairman and CEO, will assume Mr. McGurran’s responsibilities.

About Secure Computing

Secure Computing has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.